Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. (CTI) Reports Third Quarter 2006

Financial Results

Nov. 7, 2006 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTAX: CTIC) reported financials results for the quarter and nine months ended September 30, 2006. Net loss for the quarter totaled $28.2 million ($0.25 per share) compared to a net loss of $8.5 million ($0.13 per share) for the same quarter in 2005. For the nine months ended September 30, 2006, CTI posted a net loss of $102.4 million ($1.00 per share) compared to $83.8 million ($1.32 per share) for the nine months ended September 30, 2005. The net loss for both the quarter and nine months ended September 30, 2005, included a $30.5 million gain related to our divestiture of TRISENOX in July 2005. The Company ended the quarter with approximately $68.1 million in cash and cash equivalents, securities available-for-sale, and interest receivable.

“We have continued to streamline our operating expenses and focus our resources on those nearest term product opportunities with the highest probability for success,” said James A. Bianco, M.D., President and CEO of CTI. “Ending the quarter with $68 million coupled with the additional $15 million investment from Novartis, we have strengthened our balance sheet as well.”

Recent Events

•	Announced an exclusive worldwide licensing agreement with Novartis for up to $405 million for XYOTAX and pixantrone, including a $15 million equity investment in CTI

•	Raised net proceeds of approximately $34.9 million through the sale of common stock at a price of $1.73 per share in a registered offering, including shares and warrants repurchased in October 2006

•	Announced the dismissal with prejudice of a shareholder derivative complaint and the dismissal of a private securities fraud class action lawsuit

•	Announced interim results and continuation of the EXTEND phase III clinical trial of pixantrone for relapsed non-Hodgkin’s lymphoma. The Company plans to conduct a second interim analysis after approximately 100 patients have completed therapy

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•	Reported on data published in August in the American Journal of Clinical Oncology in which an overall objective response rate of 91 percent was observed in the phase I study of weekly XYOTAX given in combination with radiation for patients with esophageal or gastric cancer

•	Appointed a new senior management team for Cell Therapeutics Europe S.r.l., consisting of Mauro G. Premi, Acting Managing Director and Director of Finance and Accounting, Giovanni Ravaioli, Human Resources Director, and Gabriella Pezzoni, Scientific Director and Senior Director Preclinical Development

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties include statements about future financial and operating results that could affect the development of CTI’s products under development, including XYOTAX and pixantrone. These risks include, but are not limited to, preclinical and clinical development in the biopharmaceutical industry in general and with XYOTAX and pixantrone in particular including, without limitation, the potential failure of XYOTAX to prove safe and effective for treatment of non-small cell lung and ovarian cancers and the failure of pixantrone to prove safe and effective for treatment of non-Hodgkin’s lymphoma, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling XYOTAX or pixantrone, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by Italian law, CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

Susan Callahan

T: 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

www.cticseattle.com/media.htm

Investors Contact:

Cell Therapeutics, Inc.

Leah Grant

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.cticseattle.com/investors.htm

www.cticseattle.com

Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Product sales	$—	$1,190	$—	$14,599
License and contract revenue	20	101	60	300

Total revenues	20	1,291	60	14,899

Operating expenses:
Cost of product sold	—	60	—	518
Research and development	14,809	13,340	46,516	55,582
Selling, general and administrative	9,032	12,500	27,452	49,475
Amortization of purchased intangibles	200	236	588	731
Restructuring charges and related asset impairments	25	5,077	367	7,049
Gain on divestiture of TRISENOX	—	(30,500)	—	(30,500)

Total operating expenses	24,066	713	74,923	82,855

Income (loss) from operations	(24,046)	578	(74,863)	(67,956)
Other income (expense):
Investment and other income	607	414	1,843	1,326
Interest expense	(3,552)	(2,955)	(16,888)	(10,842)
Foreign exchange gain (loss)	(115)	(104)	997	98
Make-whole interest expense	(213)	—	(24,753)	—
Gain (loss) on derivative liabilities	(879)	—	5,204	—
Gain on exchange of convertible notes	—	—	7,978	—
Settlement expense	—	—	(1,919)	—
Loss on extinguishment of royalty obligation	—	(6,437)	—	(6,437)

Net loss	$(28,198)	$(8,504)	$(102,401)	$(83,811)

Basic and diluted net loss per share	$(0.25)	$(0.13)	$(1.00)	$(1.32)

Shares used in calculation of basic and diluted net loss per share	111,560	63,515	102,132	63,385

Balance Sheet Data:	(amounts in thousands)

	September 30,	December 31,
	2006	2005
	(unaudited)
Cash and cash equivalents, securities available-for-sale and interest receivable	$68,102	$69,067
Restricted cash	57	25,596
Working capital	47,579	76,288
Total assets	120,986	155,440
Convertible debt	168,410	230,765
Accumulated deficit	(927,690)	(825,289)
Shareholders' deficit	(85,145)	(107,097)